================================================================================
                                            Registration No. 333-__________

    As filed with the Securities and Exchange Commission on December 30, 1998


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                       -----------------------------------
                                    FORM S-8
                             REGISTRATION STATEMENT
                                       OF
               DENVER AND EPHRATA TELEPHONE AND TELEGRAPH COMPANY
                                      UNDER
                           THE SECURITIES ACT OF 1933
                       -----------------------------------
                           D & E COMMUNICATIONS, INC.
             (Exact name of registrant as specified in its charter)

               Pennsylvania                                   25-2837108
      ------------------------------                      -------------------
         (State or jurisdiction of                         (I.R.S. Employer
      incorporation or organization)                      Identification No.)


    124 East Main Street, P.O. Box 458                        17522-0458
           Ephrata, Pennsylvania                              ----------
 ----------------------------------------                     (Zip Code)
 (Address of principal executive offices)

                       -----------------------------------
                          DENVER AND EPHRATA TELEPHONE
                              AND TELEGRAPH COMPANY
                         SUPERVISORY INCENTIVE PLAN AND
                         NON-SUPERVISORY INCENTIVE PLAN
                            (Full title of the plan)
                      ------------------------------------

      Anne B. Sweigart, Chairman,                      Barton D. Whitman
 President and Chief Executive Officer          General Counsel and Secretary
      D & E Communications, Inc.                   D & E Communications, Inc.
       Brossman Business Complex                    Brossman Business Complex
         124 East Main Street                         124 East Main Street
      Ephrata, Pennsylvania 17522                  Ephrata, Pennsylvania 17522
            (717) 733-4101                               (717) 733-4101

                      ------------------------------------
                          Copies of communications to::
                           Vincent C. Deluzio, Esquire
                            James O. Perry, Esquire
                   Buchanan Ingersoll Professional Corporation
                 301 Grant Street, One Oxford Centre, 21st Floor
                            Pittsburgh, PA 15219-1410
                                 (412) 562-8800
                      ------------------------------------
                         CALCULATION OF REGISTRATION FEE

============================|======================|==========================|=============================|=======================
                            |                      |      Proposed Maximum    |                             |
 Title of Securities To Be  |      Amount To Be    |     Offering Price Per   |  Proposed Maximum Aggregate |       Amount of
         Registered         |     Registered(1)    |          Share(2)        |       Offering Price(2)     |  Registration Fee(3)
------------------------------------------------------------------------------------------------------------------------------------
                            |                      |                          |                             |
Common Stock (par value     |  50,000 Shares       |           $13.75         |           $687,500          |        $191.13
$0.16 per share)            |                      |                          |                             |
============================|======================|==========================|=============================|=======================

(1) The provisions of Rule 416 of the Securities Act of 1933, as amended shall apply to the number of shares registered on this Registration Statement and shall automatically increase or decrease as a result of stock splits, stock dividends or similar transactions.
(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h) of the Securities Act of 1933, as amended. In accordance with Rule 457(h) of the Securities Act of 1933, as amended, such price is the average of the high and low sale prices for the Common Stock as quoted on the Nasdaq National Market on December 23, 1998.
(3) Calculated pursuant to Section 6(B) of the Securities Act of 1933, as amended.

================================================================================

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


         This Registration Statement relates to the Denver and Ephrata Telephone and Telegraph Company Supervisory and Non-Supervisory Incentive Plans (the "Plans"). Denver and Ephrata Telephone and Telegraph Company ("Telco") and D&E Communications, Inc. ("D&E") are sometimes referred to herein, collectively, as the "Company" or the "Registrant", and both Telco and D&E are incorporated in the Commonwealth of Pennsylvania.


Item 3.  Incorporation of Documents by Reference

         The Registrant hereby incorporates herein by reference into this Registration Statement the documents listed in (a) through (c) below. The Registrant also incorporates all documents subsequently filed by it with the Securities and Exchange Commission (the "Commission") pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"):

         (a) The latest annual report of the Company filed on Form 10-K for the fiscal year ended December 31, 1997;

         (b) All other reports, if any, filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in (a) above; and

         (c) The description of the capital stock of the Company, par value $0.16 per share, as set forth in the Company's Form 8-K/A filed with the Commission on June 4, 1997.

         All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement, which indicate that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities

         Not Applicable.

Item 5.  Interests of Named Experts and Counsel

         Not Applicable.

Item 6.  Indemnification of Directors and Officers

         Subchapter D of Chapter 17 of the Pennsylvania Business Corporation Law of 1988, as amended (the "PBCL") provides in general that a corporation may indemnify any person, including its directors, officers and employees, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (including actions by or in the right of the corporation) by reason of the fact that he or she is or was a representative of or serving at the request of the corporation, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action or proceeding if he or she is determined by the board of directors, or in certain circumstances by independent legal counsel to the shareholders, to have acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reason to believe his conduct was unlawful. In the case of actions by or in the right of the corporation, indemnification is not permitted in respect of any claim, issue or matter as to which the person has been adjudged to be liable to the corporation except to the extent a court determines that the person is fairly and reasonably entitled to indemnification. In any case, to the extent that the person has been successful on the merits or otherwise in defense of any claim, issue or matter, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith. Subchapter D of Chapter 17 of the PBCL also provides that the indemnification permitted or required thereby is not exclusive of any other rights to which a person seeking indemnification may be entitled.


         As permitted by the PBCL, D&E's Articles of Incorporation (the "Articles") provide that D&E shall indemnify and hold harmless to the full extent not prohibited by law, as the same exists or may hereafter be amended, interpreted or implemented (but, in the case of any amendment, only to the extent that such amendment permits D&E to provide broader indemnification rights than D&E is permitted to provide prior to such amendment), each person who was or is made a party or is threatened to be made a party to or is otherwise involved in (as a witness or otherwise) any threatened, pending or completed claim, action, suit, or proceeding, whether civil, criminal, administrative, investigative or other and whether or not by or in the right of the corporation or otherwise (hereinafter, a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the heir, executor, or administrator, is or was a director or officer of D&E or is or was serving at the request of D&E as a director, officer, employee, fiduciary, trustee or other representative of another corporation or of a partnership, joint venture, trust or other enterprise (including without limitation service with respect to employee benefit plans), or where the basis of such proceeding is any alleged action or failure to take any action by any such of the foregoing persons while acting in an official capacity as a director or officer of D&E or in any other capacity on behalf of D&E while such person is or was serving as a director or officer of D&E, against all expenses, liability and loss, including but not limited to attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement whether with or without court approval, actually incurred or paid by such person in connection therewith. Such indemnification includes the right to be paid by D&E the expenses incurred in defending any such proceeding (or part thereof) or in enforcing his or her indemnification rights under the Articles in advance of the final disposition thereof promptly after receipt by D&E of a request therefor stating in reasonable detail the expenses incurred, subject to certain conditions to the extent required by law. Persons who are not directors or officers of D&E may be similarly indemnified in respect of service to D&E, or to another such entity at the request of D&E, to the extent the Board of Directors designates. Under the PBCL, indemnification pursuant to this provision of the Articles is not permitted in any case in which the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. There may be other circumstances where indemnification may not be permitted as a matter of public policy.


         The Articles also provide that to the fullest extent that the laws of the Commonwealth of Pennsylvania, as now in effect or as hereafter amended, permit elimination or limitation of the liability of directors, no director of D&E shall be personally liable for monetary damages as such for any action taken, or any failure to take any action, as a director. Under Section 1713 of the PBCL, the personal liability of a director may not be eliminated or limited if: (1) the director has breached or failed to perform the duties of his office under Subchapter B of Chapter 17 of the PBCL (relating to the fiduciary duties of directors); and (2) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. Furthermore, this limitation on the personal liability of directors of D&E does not apply to: (1) the responsibility or liability of a director pursuant to any criminal statute; or (2) the liability of a director for the payment of taxes pursuant to local, state or federal law.

         The Articles also provide that D&E may purchase and maintain insurance on behalf of any person who is or was a director or officer or representative of D&E, or is or was serving at the request of D&E as a representative of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person or incurred by such person in any such capacity, or arising out of his or her status as such, whether or not D&E has the power to indemnify such person against such liability under the laws of this or any other state. D&E may create a fund, of any nature, which may, but need not be, under the control of a trustee, or otherwise secure or insure in any manner its indemnification obligations arising under the Articles or otherwise.

         D&E and its subsidiaries also carry insurance for their officers and directors against certain liabilities which they might incur as directors or officers of D&E or of any other organization which they serve at D&E's request, including certain liabilities under the Securities Act of 1933, as amended (the "Securities Act").

         Insofar as indemnification by D&E for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of D&E pursuant to the foregoing provisions, D&E has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7.  Exemption from Registration Claimed

         Not Applicable.

Item 8.  Exhibits

         The following is a complete list of exhibits filed as part of this Registration Statement, which are incorporated herein by reference:

Exhibit
Number                   Description                                    Method of Filing
------                   -----------                                    ----------------
4.1                      Articles of Incorporation of D & E             Incorporated herein by reference from the
                         Communications, Inc.                           Corporation's Registration Statement on Form
                                                                        S-4, Exhibit 3.1.

4.2                      Denver and Ephrata Telephone and Telegraph     Filed herewith.
                         Company Supervisory Incentive Plan.

4.3                      Denver and Ephrata Telephone and Telegraph     Filed herewith.
                         Company Non-Supervisory Incentive Plan.

5.1                      Opinion of Buchanan Ingersoll Professional     Filed herewith.
                         Corporation.

23.1                     Consent of Buchanan Ingersoll Professional     See Exhibit 5.1 hereof.
                         Corporation.


23.2                     Consent of PricewaterhouseCoopers, L.L.P.      Filed herewith.


24.1                     Powers of Attorney for D&E Communications,     Filed herewith.
                         Inc.

-----------------------------

Item 9.  Undertakings

         (a)      The undersigned company hereby undertakes:

                  (1) To file during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ephrata, Commonwealth of Pennsylvania, on the 29th day of December, 1998.


                                         D & E COMMUNICATIONS, INC.



                                         By: \s\ Anne B. Sweigart
                                             ----------------------
                                             Anne B. Sweigart
                                             President, Chief Executive
                                             Officer and Chairman of the
                                             Board

         KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Anne B. Sweigart and W. Garth Sprecher, and each of them, such person's true and lawful attorneys-in-fact and agents, with full power of substitution and revocation, for such person and in such person's name, place and stead, in any and all amendments (including post-effective amendments to this Registration Statement) and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on December 29, 1998.

Date:  December 29, 1998            By: \s\Anne B. Sweigart
     ----------------------            --------------------------------
                                       Anne B. Sweigart
                                       President, Chairman of the
                                       Board, and Chief Executive
                                       Officer


Date:  December 29, 1998            By: \s\Robert M. Lauman
     ----------------------            --------------------------------
                                       Robert M. Lauman
                                       Executive Vice President and
                                       Chief Operating Officer
                                       Member of the Board of
Directors


Date:  December 29, 1998            By: \s\Thomas E. Morell
     ----------------------            --------------------------------
                                       Thomas E. Morell
                                       Vice President, Chief Financial
                                       Officer and Treasurer
                                       (Chief Accounting Officer)

Date:  December 29, 1998          By:  \s\W. Garth Sprecher
     ----------------------            --------------------------------
                                       W. Garth Sprecher
                                       Vice President and Secretary
                                       Member of the Board of
                                       Directors


Date:  December 29, 1998          By:  \s\John Amos
     ----------------------            --------------------------------
                                       John Amos
                                       Member of the Board of
Directors


Date:  December 29, 1998          By:  \s\Thomas H. Bamford
     ----------------------            --------------------------------
                                       Thomas H. Bamford
                                       Member of the Board of Directors


Date:  December 29, 1998          By:  \s\Paul W. Brubaker
     ----------------------            --------------------------------
                                       Paul W. Brubaker
                                       Member of the Board of Directors


Date:  December 29, 1998          By:  \s\Ronald E. Frisbie
     ----------------------            ---------------------------------
                                       Ronald E. Frisbie
                                       Member of the Board of Directors


Date:  December 29, 1998          By:   \s\G. William Ruhl
     ----------------------            ---------------------------------
                                       G. William Ruhl
                                       Senior Vice President,
                                       Member of the Board of Directors


Date:  December 29,1 998          By:   \s\Steven B. Silverman
     ----------------------            ---------------------------------
                                        Steven B. Silverman
                                        Member of the Board of Directors


Date:  December 29, 1998            By: \s\D. Mark Thomas
     ----------------------            ---------------------------------
                                        D. Mark Thomas
                                        Member of the Board of Directors

                                          EXHIBIT INDEX

Exhibit
Number                Description                                      Method of Filing
------                -----------                                      ----------------
4.1                   Articles of Incorporation of D & E               Incorporated herein by reference from the
                      Communications, Inc.                             Corporation's Registration Statement on Form
                                                                       S-4, Exhibit 3.1.

4.2                   Denver and Ephrata Telephone and Telegraph       Filed herewith.
                      Company Supervisory Incentive Plan

4.3                   Denver and Ephrata Telephone and Telegraph       Filed herewith.
                      Company Non-Supervisory Incentive Plan

5.1                   Opinion of Buchanan Ingersoll Professional       Filed herewith.
                      Corporation.

23.1                  Consent of Buchanan Ingersoll Professional       See Exhibit 5.1 hereof.
                      Corporation.


23.2                  Consent of PricewaterhouseCoopers, L.L.P.        Filed herewith.


24.1                  Powers of Attorney for D & E Communications,     Filed herewith.
                      Inc.